Exhibit4.5

FIRST SUPPLEMENTAL CREDIT AGREEMENT

THIS FIRST SUPPLEMENTAL CREDIT AGREEMENT (this "Agreement") is made effective as of February 26, 2023

BETWEEN:

INTEGRA RESOURCES CORP.

(the "Borrower")

AND:

INTEGRA RESOURCES HOLDINGS CANADA INC.

("Integra Holdings Canada")

AND:

INTEGRA HOLDINGS U.S. INC.

("Integra Holdings US")

AND:

DELAMAR MINING COMPANY

("DeLamar" and together with Integra Holdings Canada and Integra Holdings US, the "Corporate Guarantors")

AND:

BEEDIE INVESTMENTS LTD.

(the "Lender")

WHEREAS:

A. The Borrower, the Corporate Guarantors (collectively, the "Loan Parties") and the Lender are parties to a credit agreement dated as of July 28, 2022 (the "Credit Agreement") which establishes a non-revolving convertible term loan in favour of the Borrower of up to the principal amount of US$20,000,000 (the "Loan");

B. The Initial Advance in the principal amount of US$10,000,000 was made by the Lender to the Borrower on the Closing Date;

C. The Borrower intends to enter into certain transactions as contemplated herein which require consent of the Lender pursuant to the Credit Agreement;

D. The Lender has agreed to consent to such transactions subject to certain conditions as provided herein including (i) an amendment to the initial Advance Conversion Price and (ii) an increase to the interest rate applicable to the Loan; and

E. The Loan Parties and the Lender wish to amend the Credit Agreement on the terms and conditions set out herein and recognize and agree that the Credit Agreement may be required to be further amended prior to the completion of the MPM Acquisition to reflect the operations of the Borrower and its subsidiaries following the completion of the MPM Acquisition (as hereinafter defined), and further recognize and agree that any such further amendments which the Lender considers to be material will require the consent of the Lender in its discretion.

WITNESSES THAT in consideration of the premises and of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.0 INTERPRETATION

1.1 Defined Terms

Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings given to them in the Credit Agreement, as amended by Section 5.0 of this Agreement (the "Amended Credit Agreement").  In addition, the following terms shall have the following meanings in this Agreement:

"MPM" means Millennial Precious Metals Corp., a corporation organized under the laws of the Province of British Columbia.

"MPM Acquisition" means the acquisition of MPM by the Borrower pursuant to the MPM Arrangement Agreement.

"MPM Arrangement Agreement" means the Arrangement Agreement dated February 26, 2023 entered or to be entered into by the Borrower and MPM providing for the acquisition of MPM by the Borrower by way of arrangement of MPM under Division 5, Part 9 of the British Columbia Business Corporations Act on the terms and subject to the conditions set out therein and in the plan of arrangement set out in Schedule A thereto.

"MPM Canadian Subsidiary" means Millennial Silver Corp.

"MPM Disclosure Letter" means the letter dated February 26, 2023 with attached disclosure schedules provided by MPM to the Borrower pursuant to the MPM Arrangement Agreement.

"MPM Project" means the project located at Nevada, USA approximately 56 km northwest of Lovelock in Pershing Country and the project located at Nevada, USA near Black Rock Desert, approximately 24 km northwest of Gerlach and Washoe county.

"MPM Subsidiaries" means the MPM Canadian Subsidiary and the MPM US Subsidiaries.

"MPM US Subsidiaries" means Millennial Silver Nevada Inc., Millennial NV LLC, Millennial Red Canyon LLC, Millennial Development LLC and Millennial Arizona LLC.

"Subscription Receipt Equity Financing" means the equity financing in the minimum amount of Cdn $35,000,000 (inclusive of any equity financing provided by Wheaton Precious Metals or an affiliate thereof) of the Borrower pursuant to which the Borrower will issue subscription receipts to the equity investors converting to common shares of the Borrower upon completion of the MPM Acquisition.

1.2 Gender and Number

In this Agreement, words importing the singular include the plural and vice versa; and words importing gender include all genders.

1.3 Section Headings

The insertion of headings and the division of this Agreement into Sections are for the convenience of reference only and shall not affect the interpretation hereof.

1.4 Entire Agreement

The Amended Credit Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto pertaining to the subject matter hereof, and there are no warranties, representations or other agreements between the parties hereto in connection with the subject matter hereof except as specifically set forth herein and in the Amended Credit Agreement.

1.5 Limited Waiver

No waiver of any of the provisions of this Agreement or the Credit Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

1.6 Severability of Provisions

The invalidity or unenforceability of any provision of this Agreement herein contained shall not affect the validity or enforceability of any other provision hereof or herein contained and any such invalid provision or covenant shall be deemed to be severable.

1.7 Currency References

All currency amounts referred to in this Agreement are in US Dollars unless otherwise indicated.

2.0 ACKNOWLEDGMENTS

2.1 Truth of Recitals

The Loan Parties confirm the accuracy of the facts and matters set out in the Recitals hereto and agree that the same shall be contractual and not a mere recital and that the same will form an integral part hereof.

2.2 Indebtedness

The Loan Parties acknowledge and agree that the Borrower is currently indebted to the Lender under the Credit Agreement in the principal amount of US$10,000,000 with respect to the Initial Advance plus interest and costs (together with all other outstanding Obligations of the Loan Parties under the Credit Agreement and the other Loan Documents, the "Outstanding Obligations").

2.3 Acknowledgments

(a) The Loan Parties acknowledge and agree with the Lender that the Outstanding Obligations are owing to the Lender without abatement or setoff of any kind; and

(b) Each Loan Party acknowledges and agrees that the Security to which it is a party is valid and enforceable in accordance with its terms and is not released, or amended or merged in any manner as a result of the execution and delivery of this Agreement and the amendments to the Credit Agreement effected hereby and remains in full force and effect following the execution and delivery of this Agreement for the benefit of the Lender as security for its Outstanding Obligations.

3.0 LENDER PARTICIPATION RIGHT

The Borrower hereby grants to the Lender or any Affiliate thereof, the right to participate in the Subscription Receipt Equity Financing by subscribing for and purchasing up to [REDACTED COMMERCIALLY SENSITIVE INFORMATION] at the option and sole discretion of the Lender.  The Lender acknowledges that the Subscription Receipt Equity Financing and the Lender's participation therein is subject to Exchange approval of the Subscription Receipt Equity Financing.

4.0 LENDER CONSENTS AND WAIVERS

4.1 The Lender hereby, effective as of the date of this Agreement and subject to the terms and conditions hereof:

(a) consents to the MPM Acquisition pursuant to the terms of the MPM Arrangement Agreement and waives any Default or Event of Default arising under Section 8.3(a), 8.3(h), 8.3(p)(ii) of the Credit Agreement in connection therewith provided that:

(i) the Subscription Receipt Equity Financing shall be completed on or prior to the closing date of the MPM Acquisition with minimum cash proceeds of [REDACTED COMMERCIALLY SENSITIVE INFORMATION] inclusive of a minimum of [REDACTED COMMERCIALLY SENSITIVE INFORMATION] subscribed for by new third party investors approved by the Lender ([REDACTED COMMERCIALLY SENSITIVE INFORMATION]);

(ii) all of the subscription receipts issued pursuant to the Subscription Receipt Equity Financing shall have converted to Common Shares of the Borrower concurrently with and within one (1) Business Day of completion of the MPM Acquisition;

(iii) the Exchange shall have approved the amendment to the Initial Advance Conversion Price as contemplated in Section 5.0 hereof, subject to customary conditions imposed by the Exchange with the terms and any such conditions reasonably satisfactory to the Lender;

(iv) the MPM Arrangement Agreement shall not be amended or modified in any material respect, and any material condition for the benefit of the Borrower contained therein shall not have been waived;

(v) after giving effect to the Lender consents and the amendments to the Credit Agreement contained in this First Supplemental Credit Agreement, no Default or Event of Default shall have occurred and be continuing at the time of completion of the MPM Acquisition;

(vi) MPM and the MPM Subsidiaries shall be deemed to be Loan Parties upon completion of the MPM Acquisition, and all representations and warranties in the Credit Agreement shall be true and correct with respect to MPM and the MPM Subsidiaries as Loan Parties at the time of completion of the MPM Acquisition subject to the disclosures contained in the MPM Disclosure Letter;

(b) consents to the Borrower providing a short-term loan to MPM or its Subsidiaries provided after giving effect to this consent no Default or Event of Default shall have occurred and be continuing at the time such loan is advanced and provided further that the term of the loan (x) does not exceed as it relates to principal amount C$500,000, (y) is used solely for operating costs of MPM, and (z) is paid out and fully satisfied concurrent with the closing of the MPM acquisition; and

(c) consents to the Subscription Receipt Equity Financing subject to the Lender's right to participate therein pursuant to Section 3.0 hereof and the full conversion thereof to Common Shares of the Borrower upon completion of the MPM Acquisition.

4.1.2 Each of MPM and the MPM Subsidiaries shall provide within forty-five (45) days of the completion of the MPM Acquisition (x) a Loan Party Guarantee together with (y) in the case of MPM and the MPM Canadian Subsidiary, a general security agreement creating a First Ranking Security Interest over all of its present and after-acquired Property, and in the case of the MPM US Subsidiaries a security agreement creating a First Ranking Security Interest over all of its present and after-acquired personal property together with legal opinions and other Security and documentation contemplated in Section 5.3 of the Credit Agreement (excluding any contractual arrangements which require consent to charge, which shall for avoidance of doubt be held trust for the Lender to be disposed of as the Lender may direct following the occurrence and continuance of an Event of Default and covenants with respect to obtaining such consents consistent with existing Security), and (z) Control Agreements over any Collateral Accounts in the United States, provided that such forty-five (45) day period shall be extended for up to an additional forty (40) Business Days so long as the Borrower is diligently using commercially reasonable efforts to obtain such Control Agreements.

4.1.3 Following completion of the MPM Acquisition each of the MPM US Subsidiaries shall, within twenty (20) Business Days provided that such twenty (20) Business Day period shall be extended for up to an additional forty (40) Business Days so long as the Borrower is diligently using commercially reasonable efforts to provide such security and related documents, of written request made by the Lender, grant mortgages in favour of the Lender over all real property held by the MPM US Subsidiaries and such other security as the Lender may reasonably require together with legal opinions and documentation contemplated in Section 5.3 of the Credit Agreement, provided that if any governmental or third party consents are required to effectively grant such mortgages, the Borrower shall use all commercially reasonable efforts to obtain such governmental and third party consents and hold such real property in trust for the Lender to be disposed of as the Lender may direct following the occurrence and continuance of an Event of Default.

(a) [REDACTED COMMERCIALLY SENSITIVE INFORMATION]

5.0 AMENDMENTS TO CREDIT AGREEMENT

Effective as of the date of completion of the MPM Acquisition, the Credit Agreement shall be deemed to be amended set out below. Furthermore, the Lender acknowledges and agrees that further amendments, waivers and/or consents may be required to the Credit Agreement to accommodate the addition of MPM and its Subsidiaries to the Credit Agreement, which the Lender agrees, acting reasonably, to further amend the Credit Agreement to contemplate any such amendments, waivers or consents, provided that if any such amendments, waivers or consents are considered by the Lender, in its discretion, to be material, then such amendments, waivers or consents shall be subject to the Lender's approval in its discretion.

(a) by deleting the definition of "Existing Royalty Agreements" in Section 1.1 and substituting the following therefor:

""Existing Royalty Agreements" means (x) those agreements associated with the DeLamar Project that are listed in Schedule 7.1(k) under the heading "Existing Royalty Agreements" and (y) those royalties in respect of the assets of MPM or its subsidiaries which existed as of the time of the MPM Acquisition."

(b) by deleting the definition of "Initial Advance Conversion Price" in Section 1.1 and substituting the following therefor:

""Initial Advance Conversion Price" means the price per subscription receipt to be issued pursuant to the Subscription Receipt Equity Financing (as defined in the First Supplemental Credit Agreement dated February 26, 2023) plus a premium of 35% as may be adjusted from time to time pursuant to section 2.5 of this Agreement."

(c) by deleting (n) and (o) in the definition of "Permitted Encumbrance" in Section 1.1 and substituting the following therefor:

"(n) Encumbrances over term deposits, accounts and credit balances granted to financial institutions, not to exceed $500,000;

(o) Encumbrances pursuant to the Millennial Nevada APA that are disclosed in the MPM Disclosure Letter;

(p) the Security; and

(q) Encumbrances not otherwise captured by (a) to (o) above which are existing on the assets of MPM and its Subsidiaries existing as of the closing of the MPM Acquisition that are disclosed in the MPM Disclosure Letter, provided that they do not secure Funded Debt;"

(d) by deleting the definition of "Permitted Investment" in Section 1.1 and substituting the following therefor:

""Permitted Investments" means:

(a) Investments existing on the Effective Date or as of the date of the MPM Acquisition as it relates to MPM and its Subsidiaries;

(b) Investments by one Loan Party in another Loan Party provided that both such Loan Parties shall have granted Security in favour of the Lender creating a First Ranking Security Interest in all of their respective Property;

(c) Investments consisting of cash and Cash Equivalents;

(d) extensions of credit which constitute trade receivables in the ordinary course of business;

(e) Investments pursuant to the asset purchase agreement between Clover Nevada LLC ("Clover Nevada"), 1246768 B.C. Ltd ("768"), Millennial NV LLC ("Millennial NV") and Millennial Silver Corp. ("Millennial Silver") in an amount not to exceed $2,500,000 on account of the second milestone payment (the "Millennial NV APA") provided that no such payment or any other payment under the Millennial NV APA shall be made if a Default or Event of Default shall have occurred and be continuing or if a Default or Event of Default would result from any such payment;

(f) Investments pursuant to option, leases, royalty and like arrangements relating to MPM and its subsidiaries which MPM and/or its subsidiaries were party to as of the date of the MPM Acquisition and which are disclosed in the MPM Disclosure Letter; and

(g) other Investments, including joint ventures, provided that the Investments made or permitted in reliance of this clause (g) shall not exceed $500,000 in any Test Period in the aggregate."

(e) by adding the following definitions to Section 1.1:

"MPM" means Millennial Precious Metals Corp., a corporation organized under the laws of the Province of British Columbia.

"MPM Acquisition" means the acquisition of MPM by the Borrower pursuant to the MPM Arrangement Agreement.

"MPM Arrangement Agreement" means the Arrangement Agreement dated February 26, 2023 entered or to be entered into by the Borrower and MPM providing for the acquisition of MPM by the Borrower by way of arrangement of MPM under Division 5, Part 9 of the British Columbia Business Corporations Act on the terms and subject to the conditions set out therein and in the plan of arrangement set out in Schedule A thereto.

(f) by deleting reference to "8.75% per annum" in Section 4.1 and substituting "9.25% per annum" therefor;

(g) by deleting Schedule 7.1(b) in its entirety and replace it with Schedule 7.1(b) set out on Appendix A hereto;

(h) by deleting Schedule 7.1(c) in its entirety and replace it with Schedule 7.1(c) set out on Appendix A hereto;

(i) by deleting Schedule 7.1(w) in its entirety and replacing it with Schedule 7.1(w) set out on Appendix A hereto.

6.0 REPRESENTATIONS AND WARRANTIES

The Borrower agrees with and confirms to the Lender that as of the date hereof and after giving effect to the Lender consents and the amendments to the Credit Agreement contained in this First Supplemental Credit Agreement each of the representations and warranties contained in Section 7.1 of the Amended Credit Agreement is true and accurate in all material respects, except to the extent that they relate to an earlier date, in which case they are true and correct as of such date.  Further, the Borrower hereby represents and warrants to the Lender that:

(a) no Default or Event of Default has occurred and is continuing;

(b) the execution and delivery of this Agreement, the amendments to the Credit Agreement contemplated herein including the increased interest rate and the amended Initial Advance Conversion Price, and the performance by the Borrower of its obligations hereunder and under the Amended Credit Agreement (i) are within its powers; (ii) do not require any consent or approval of the Exchange apart from approval from the Exchange to the amendment to the Initial Advance Conversion Price contemplated in Section 5.0 hereof; (iii) have been duly authorized by all necessary corporate action; (iv) have received all necessary authorizations of Governmental Authorities (if any required); and (v) do not and will not contravene or conflict with any provision of its constating documents or by-laws or of any Applicable Laws or any material agreement, judgment, license, order or permit applicable to or binding upon the Loan Parties; and

(c) this Agreement is a legal, valid and binding obligation of each of the Loan Parties, enforceable in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, winding-up, moratorium or similar applicable laws relating to the enforcement of creditors' rights generally and by general principles of equity.

7.0 GENERAL

7.1 Credit Agreement

(a) All references to the "this Agreement" or the "Credit Agreement" and all similar references in any of the other Loan Documents shall hereafter include, mean and be a reference to the Amended Credit Agreement without any requirement to amend such Loan Documents. This Agreement shall constitute a "Loan Document" under, and as defined in, the Amended Credit Agreement.

(b) This Agreement is supplemental to and shall be read with and deemed to be part of the Credit Agreement and the Credit Agreement shall from the date of this Agreement be read in conjunction with this Agreement.

(c) This Agreement shall henceforth have effect so far as practicable as though all of the provisions of the Credit Agreement and this Agreement were, as appropriate, contained in one instrument.

(d) All of the provisions of the Credit Agreement, except only insofar as the same may be inconsistent with the express provisions of this Agreement or amended by this Agreement, shall apply to this Agreement.

(e) If, after the date of this Agreement, any provision of this Agreement is inconsistent with any provision of the Credit Agreement, the relevant provision of this Agreement shall prevail.

(f) The Credit Agreement as changed, altered, amended, modified and supplemented by this Agreement shall be and continue in full force and effect and be binding upon the Borrower and the Lender and is hereby confirmed in all respects.

7.2 Expenses

The Borrower agrees to pay all legal fees, costs and disbursements and taxes thereon incurred by the Lender in connection with this Agreement and all matters incidental hereto, provided that such legal fees (excluding taxes, costs and disbursements) up to the date hereof shall not exceed $15,000.

7.3 Further Assurances

The Loan Parties will from time to time forthwith at the Lender's request and at the Borrower's own cost and expense make, execute and deliver, or cause to be done, made, executed and delivered, all such further documents, financing statements, assignments, acts, matters and things which may be reasonably required by the Lender and as are consistent with the intention of the parties as evidenced herein, with respect to all matters arising under the Amended Credit Agreement, the Security and this Agreement.

7.4 Counterparts

This Agreement may be executed and delivered by facsimile or by electronic mailing in Portable Document Format (PDF) or DocuSign and in one or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.  Each party hereby irrevocably consents to and authorizes each other party and its solicitors to consolidate the signed pages of each such executed counterpart into a single document, which consolidated document shall be deemed to be a fully executed original copy of this Agreement as though all parties had executed the same document.

7.5 Governing Law

This Agreement shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable in British Columbia.  Each party to this Agreement hereby irrevocably and unconditionally attorns to the non-exclusive jurisdiction of the courts of Ontario and all courts competent to hear appeals therefrom.

[signature page follows]

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed on the day and year first above written.

INTEGRA RESOURCES CORP.,
as Borrower

By:	(signed) "George Salamis"
Name: George Salamis
Title: President and Chief Executive Officer

BEEDIE INVESTMENTS LTD.,
as Lender

By:	(signed) "Ryan Beedie"
Name: Ryan Beedie
Title: President

Acknowledged and agreed to by the undersigned Corporate Guarantors.

INTEGRA RESOURCES HOLDINGS CANADA INC.		INTEGRA HOLDINGS U.S. INC.

By:	(signed) "George Salamis"	By:	(signed) "George Salamis"
	Name: George Salamis Title: Chief Executive Officer		Name: George Salamis Title: Chief Executive Officer

DELAMAR MINING COMPANY

By:	(signed) "George Salamis"
Name: George Salamis Title: Chief Executive Officer

APPENDIX A
SCHEDULE 7.1(B)

APPENDIX A
SCHEDULE 7.1(W)

DEPOSIT AND OTHER COLLATERAL ACCOUNTS

[REDACTED COMMERCIALLY SENSITIVE INFORMATION]